Dated May 7, 2015

Free Writing Prospectus Filed Pursuant to Rule 433

Supplementing Prospectus dated October 24, 2014,

Prospectus Supplement dated October 24, 2014 and

Preliminary Pricing Supplement dated May 7, 2015
Registration Statement No. 333-199584

Colgate-Palmolive Company
Medium-Term Notes – Series H

€500,000,000 Floating Rate Notes due 2019

Final Term Sheet

Issuer:	Colgate-Palmolive Company
Anticipated Ratings: (Moody’s/S&P/Fitch)*	Aa3/AA-/AA- (all stable)
Security Description:	SEC-Registered 4-year Floating Rate Notes
Principal Amount:	€500,000,000
Trade Date:	May 7, 2015
Settlement Date:	May 14, 2015 (T+5)
Maturity Date:	May 14, 2019
Interest Payment Dates:	Payable quarterly on the 14th day of February, May, August and November, beginning August 14, 2015
Interest Reset Dates:	The 14th day of February, May, August and November, beginning August 14, 2015
Interest Reset Period:	Quarterly
Day Count Convention:	Actual/360
Interest Rate:	Base Rate plus the spread. The interest rate shall not be less than zero.
Base Rate:	3-month EURIBOR
Spread:	23 bps
Index Maturity:	3 months
Initial Interest Rate:	Base Rate plus 0.23% (to be determined by the Paying and Calculation Agent on the second Target Settlement Day prior to the Settlement Date)
Initial Base Rate:	3-month EURIBOR in effect on May 12, 2015
Price to Public:	100.00%
Gross Proceeds:	€500,000,000

Currency of Payment:	Euro
Payment of Additional Amounts:	Yes, subject to the customary exceptions described in the preliminary pricing supplement dated May 7, 2015 (the “Preliminary Pricing Supplement”).
Redemption for Tax Reasons:	Yes, as described in the Preliminary Pricing Supplement.
Listing:	The Issuer intends to apply to list the Notes on the New York Stock Exchange.
Paying and Calculation Agent:	The Bank of New York Mellon, London Branch
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Stabilization:	Stabilization/FCA
CUSIP/ISIN/Common Code:	194162AF0 / XS1230926609 / 123092660
Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas HSBC Bank plc J.P. Morgan Securities plc
Co-Managers:

Australia and New Zealand Banking Group

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Limited

Goldman, Sachs & Co.

Merrill Lynch International

Morgan Stanley & Co. International plc

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities International Limited

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at +1-888-603-5847, BNP Paribas toll-free at +1-800-854-5674 or HSBC Bank plc toll-free at +1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.